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                                                                      EXHIBIT 18

April 15, 2003

Board of Directors
Chiquita Brands International, Inc.

The Accounting Change note to the consolidated financial statements of Chiquita Brands International, Inc. (the Company), included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, describes a change in the method of accounting for certain tropical production and logistics expenses in interim periods from a standard cost method to recognizing all such costs as incurred. While Accounting Principles Board Opinion No. 28, Interim Financial Reporting, recognizes both standard and actual costing as acceptable methods for interim periods, there are no authoritative criteria for determining a preferable tropical production and logistics expense accounting method based on the particular circumstances. We conclude that such change in the method of accounting for the tropical production and logistics expenses is to an acceptable alternative method which, based on management's business judgment, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 2002, and therefore we do not express any opinion on any financial statements of Chiquita Brands International, Inc. subsequent to that date.

                                                Very truly yours,

                                                /s/ Ernst & Young LLP